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                                                                    EXHIBIT 10.3

                              AMENDED AND RESTATED
                        ADMINISTRATIVE SERVICES AGREEMENT

                  This Amended and Restated Administrative Services Agreement is made and entered into this December 31, 1997, by and between Orbital Imaging Corporation, a Delaware corporation ("ORBIMAGE"), with its principal offices located in Dulles, Virginia and Orbital Sciences Corporation, a Delaware corporation ("Orbital"), with its principal offices located in Dulles, Virginia.

                  WHEREAS, ORBIMAGE and Orbital entered into an Administrative Services Agreement on November 18, 1996 (the "Original Agreement");

                  WHEREAS, ORBIMAGE and Orbital entered into that Amended and Restated ORBIMAGE Services Agreement dated as of May 8, 1997 whereby the parties amended and restated their obligations under the Original Agreement (as amended and restated the "Administrative Services Agreement"); and

                  WHEREAS, ORBIMAGE and Orbital hereby desire to further amend and restated the Administrative Services Agreement in order to expand the scope of the Administrative Services Agreement to include the Administrative Services in connection with the OrbView-4 spacecraft (as further amended and restated, the "Amended and Restated Administrative Services Agreement").

                  NOW THEREFORE, the parties hereto, for and in consideration of the mutual understandings and obligations, hereby covenants, promise, and agree that the Administrative Services Agreement be, and hereby is, amended and restated in its entirety, as follows:

         Scope of Work.

         Administrative Services: Orbital shall provide, on a cost-reimbursable basis, general and administrative, accounting, tax, legal, human resources and benefits-related services, regulatory and other similar services, health insurance, property, casualty and directors and officers insurances, and other similar services and office space and facility support services as are reasonably requested by ORBIMAGE. Orbital agrees to permit ORBIMAGE employees to continue to receive benefits under Orbital's Deferred Profit Sharing Plan until such time as ORBIMAGE shall have adopted a defined contribution plan in accordance with Section 401(k) (a "401(k) Plan") of the Internal Revenue Code of 1986, as amended, provided that ORBIMAGE shall reimburse Orbital for any matching or profit-sharing contributions that it makes to the accounts of ORBIMAGE employees. ORBIMAGE agrees to promptly adopt a 401(k) Plan or similar benefit plan for the benefit of ORBIMAGE employees.

         Mission Operations: Orbital shall provide on-orbit mission operations for the OrbView-1, OrbView-2, OrbView-3, and OrbView 4 satellites as reasonably requested by ORBIMAGE.
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         Anomaly Resolution: Orbital shall provide on-orbit operations anomaly resolution for the OrbView-1, OrbView-2, OrbView-3, and OrbView 4 satellites as reasonably requested by ORBIMAGE.

         Services and Prices.

         Item 001: Administrative Services through March 31, 1997 for a firm-fixed price of $13,355,000.

         Item 002: Administrative Services after September 30, 1997 as required on a cost reimbursable basis.

         Item 003: Mission operations as required on a cost plus 10% fee basis.

         Item 004: On-orbit anomaly resolution as required on a cost plus 10% fee basis.

         Taxes. The prices do not include any federal, state or local sales, use or excise taxes levied upon or measured by the sale, the sales price, or the use of the items to be delivered or services required to be performed hereunder. Such taxes shall be the responsibility of ORBIMAGE and ORBIMAGE shall reimburse Orbital for any such taxes assessed against Orbital.

         Invoices and Payments. Item 001 is due and payable upon execution of this Amended and Restated Administrative Services Agreement. Items 002-004 are billable monthly with payment due ten (10) days after invoice date. Invoices shall be sent to:

                           Orbital Imaging Corporation Attention:
                           Vice President, Finance
                           21700 Atlantic Boulevard
                           Dulles, Virginia 20166

         Manner of Furnishing Administrative Servcies. Orbital shall render and perform the Administrative Services as an independent contractor in accordance with its own standards for furnishing such services to itself or its subsidiaries at the time the Administrative Services are provided, subject to the provisions of this Amended and Restated Administrative Services Agreement and with all applicable governmental laws, rules and regulations.
Notwithstanding the foregoing, in providing the Administrative Services, Orbital and its directors, officers and employees shall not be responsible, or have any liability, for the accuracy, incompleteness or timeliness of any advice or service or any report, filing or other document that it or any of them provides, prepares or assists in preparing except to the extent that any inaccuracy, incompleteness or untimeliness arises from the gross negligence of willful misconduct of Orbital or such directors, officers or employees. ORBIMAGE shall indemnify, defend and hold harmless Orbital and its directors, officers and employees from and against any and all damage, cost, loss, liability and expense (including reasonable attorneys' fees) in connection with any and all actions or threatened actions arising out of the performance of the Administrative
Services, except in the
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case of Orbital's or its directors', officers' or employees' gross negligence or willful misconduct. In no event shall Orbital or its directors, officers or employees be liable for any indirect, special or consequential damages in connection with or arising out of the performance of the Services.

         Term. The term shall be three (3) years with respect to the scope of work related to OrbView-1, three (3) years from the launch of OrbView-2 with respect to the scope of work related to OrbView-2, three (3) years from the launch of the OrbView-3 satellite with respect to scope of work related to OrbView-3, and three (3) years from the launch of the OrbView-4 satellite with respect to the scope of work related to OrbView-4, and may be extended upon mutual agreement of the parties.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the day and year set forth in the first paragraph above.

ORBITAL IMAGING CORPORATION                  ORBITAL SCIENCES CORPORATION

By:________________________________          By:________________________________
Name:  Armand D. Mancini                     Name:  Jeffrey V. Pirone
Title: Vice President                        Title: Senior Vice President and
                                                    Chief Financial Officer